Exhibit 23.2

[STEGMAN & Company Letterhead Omitted]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2007 Stock Incentive Plan of our reports dated March 26, 2007 with respect to the consolidated financial statements of Celsion Corporation included in its Annual Report on Form 10K for the year ended December 31, 2006, Celsion Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Celsion Corporation, filed with the Securities and Exchange Commission.

/s/ Stegman & Company
Stegman & Company

Baltimore, Maryland

August 24, 2007